Exhibit 99.2

Global Corporate & Investment Banking
BofA Securities, Inc.
One Bryant Park, New York, NY 10036

December 15, 2023

The Board of Trustees

Physicians Realty Trust

309 N. Water Street, Suite 500

Milwaukee, WI 53202-5772

United States

Members of the Board of Trustees:

We hereby consent to the inclusion of our opinion letter, dated October 28, 2023 to the Board of Trustees of Physicians Realty Trust (“Physicians Realty Trust”) as Annex C to, and to the reference thereto under the headings “SUMMARY — Opinion of Physicians Realty Trust’s Financial Advisor” and “THE MERGERS — Background of the Mergers; Physicians Realty Trust’s Reasons for the Mergers; Recommendations of the Physicians Realty Trust Board of Trustees; Opinion of Physicians Realty Trust’s Financial Advisor; Physicians Realty Trust Unaudited Prospective Financial Information” in, the joint proxy statement/prospectus relating to the proposed merger involving Physicians Realty Trust and Healthpeak Properties, Inc. (“Healthpeak”), which joint proxy statement/prospectus forms a part of Healthpeak’s Registration Statement on Form S 4 (the “Registration Statement”) to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder. You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Shares (other than shares held by Healthpeak, the Company or any of their respective subsidiaries) of the Exchange Ratio provided for in the Company Merger.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 1 of 1